Exhibit 99.1

CDW Announces Board Transition

CDW Names David W. Nelms Non-Executive Chairman of the Board

LINCOLNSHIRE, Ill., Dec. 23, 2019 — CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers, today announced that David W. Nelms will become non-executive chairman of the board, effective January 1, 2020. He will succeed Thomas E. Richards, executive chairman, who will retire from the board as of December 31, 2019. This chairman succession is the culmination of a leadership transition that began several years ago.

“David has been a valued board member for the past six years, and our entire board is pleased that he has accepted this additional leadership role and special responsibility to contribute to and serve CDW in this capacity,” said Christine A. Leahy, chief executive officer, CDW. “I look forward to working with David and our full board as CDW continues to execute our growth strategy.”

Leahy also recognized the special role that Tom Richards has had in CDW’s success: “I am proud and privileged, on behalf of our Board of Directors and more than 9,800 coworkers and all CDW stakeholders, to thank Tom for his decade of exceptional contribution and service. Tom reminded us daily of our opportunity and responsibility to ‘make a difference,’ and Tom most surely did so. His exceptional legacy will carry on in countless ways.”

“I am honored to serve as the next chairman for a company with such a rich history and bright future,” Nelms said. “I want to personally thank Tom for the excellent stewardship he has provided as chairman and for his outstanding leadership over a decade of service to CDW.”

Forward-Looking Statements

This press release includes “forward-looking statements.” Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control that could cause actual results to differ materially from those described in such statements. Such risks and uncertainties include, but are not limited to, our anticipated Board leadership transition and the outlook for and future growth of CDW. Although CDW believes that the forward-looking information presented in this press release is reasonable, it can give no assurance that such expectations will prove correct, and actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About CDW

CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs more than 9,800 coworkers. For the trailing twelve months ended September 30, 2019, CDW generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

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